Exhibit 99.1

Chart Industries Successfully Completes

New $200 Million Senior Credit Facility

Cleveland, Ohio, May 19, 2010 — Chart Industries, Inc. (NASDAQ:GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that it has refinanced its prior credit facility with a new $200 million senior secured credit facility.

The new credit facility consists of a $65 million term loan and a $135 million revolving credit facility and has a five-year term with a scheduled maturity date of May 18, 2015. Loans under the facility bear interest at LIBOR or prime plus a margin that varies with the Company’s net debt to EBITDA ratio, which should result in effective interest rates comparable to its prior credit facility. The Company’s prior revolving credit facility and term loan were scheduled to mature in October 2010 and October 2012, respectively.

Under the terms of the new facility, 10% of the $65 million term loan is payable annually with the balance due in 2015. As part of the refinancing, the Company used cash to pay off $15 million of its prior $80 million term loan. Significant financial covenants for the new facility include a maximum net debt to EBITDA ratio of 3.25 and a minimum interest coverage to EBITDA ratio of 3.0. The new credit facility was arranged and syndicated by J. P. Morgan Securities, Inc.

“We are very pleased to complete this refinancing with terms that reflect the current financial markets and companies with strong credit quality, indicative of our solid balance sheet and proven performance,” stated Michael Biehl, Executive Vice President and Chief Financial Officer. “We are also pleased to have partnered with a group of strong lenders to help facilitate our continued growth. The new five-year credit facility not only improves our liquidity, but should also reduce our future interest expense as a result of having the new lower, amortizing term loan.”

The Company will recognize a one-time, non-cash charge of $1.7 million, or $0.04 per diluted share, in the second quarter of 2010 representing the write-off of deferred financing costs related to the prior credit facility. This write-off, as well as the impact of the refinancing, was reflected in Chart’s previously announced guidance for 2010 with earnings per share expected to be in a range of $0.40 to $0.60 per share based on approximately 29.2 million weighted average shares outstanding. The 2010 earnings estimates include approximately $0.20 per diluted share for anticipated restructuring and acquisition costs associated with recently completed acquisitions and the write-off of the deferred financing costs. Excluding these charges, earnings for the current year would be expected to fall in a range of $0.60 to $0.80 per share.

Certain statements made in this news release are forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenues, expenses, earnings or performance, liquidity, and other information that is not historical in nature. These statements are made based on management's expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets, a delay or reduction in customer purchases, the negative impacts of continuing global economic and market volatility, uncertainties and challenges associated with the acquisition and integration of businesses, fluctuations in foreign currency exchange and interest rates, the impact of hurricanes and other severe weather, and economic, political, business and market risks associated with global operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the U.S. Securities and Exchange Commission, including Item 1A—Risk Factors, of Chart's most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Contact:

Michael F. Biehl

Executive Vice President and

Chief Financial Officer

216-626-1612

michael.biehl@chart-ind.com

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